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                                                                    Exhibit 10.7

                             Global Crossing Limited
                         Key Management Protection Plan

          This Key Management Protection Plan is intended to assist Global Crossing Limited (formerly GC Acquisition Ltd.) or its successor ("Company") to retain key executives by mitigating their concerns about financial hardship in the event of their involuntary termination without regard to their performance.

          1.   Term of Plan. This Plan shall be effective as of the Closing
Date.

          2. Eligible Executives. This Plan shall apply to the key executives set forth on Schedule 1 and any additional executives designated in writing by the Board of Directors of the Company. In the event an executive is covered by or eligible for coverage under an individual employment or severance contract or other severance plan or policy, the severance benefits under this Plan shall be offset by or otherwise reduced so as to eliminate any duplication of severance benefits. As a further clarification and not by way of limitation, executives who are covered by an employment contract or employed at an international business unit shall participate in this Plan only insofar as the benefits received under an employment contract or a non-U.S. severance program are in the aggregate less than the benefits provided for under this Plan. In such case, benefits received shall be limited to the greater of benefits under this Plan or those received under the applicable employment contract or non-U.S. severance program.

          3. Definitions. For purposes of this Plan, the following definitions shall apply:

          "Base Salary" shall mean the higher of a participant's annual base salary on either the Closing Date or the Termination Date.

          "Bonus" shall mean the target annual bonus of a participant under the Company and/or Employer's annual cash incentive plan for the year in which the Termination Date occurs (or for the year in which the Closing Date occurs, if higher).

          "Cause" (a) shall have the meaning ascribed to such term under an eligible executive's employment agreement with the Company, or (b) if there is no such agreement, shall mean the termination of such participant's employment due to:

               (i) gross neglect (other than any such failure resulting from incapacity due to physical or mental illness) of the participant's duties with the Employer which are reasonable and commensurate with the participant's position and such neglect continues more than 30 days after a written notice of non-performance is provided to or a written demand for substantial performance is made upon the participant by the Board of Directors;

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               (ii)  the willful engaging by a participant in any misconduct which is demonstrably injurious to the Company or any Employer or results in a suspension or other sanction by any governmental or other regulatory entity;

               (iii) a material violation by the participant of any written policies of the Company or any Employer with regards to performance, conduct on the job or integrity (as such policies are in effect on the Closing Date), which violation is reasonably determined to justify a termination of employment for Cause in accordance with the Company's past practice; or

               (iv) the conviction of a felony or plea of no contest to a felony.

          No action taken or omission by an executive under a reasonable, good faith belief that such action or omission was in the best interests of the Company and did not result in any material pecuniary benefit to the executive shall constitute willful misconduct for purposes of the definition of Cause.

          Notwithstanding anything herein to the contrary, for eligible executives for whom the definition of Cause is set forth in an employment agreement, no termination for Cause under the Plan will be effective unless it also satisfies the applicable Cause termination procedural protections under such executive's employment agreement (i.e., notice requirements and due process rights).

          "Closing Date" shall have the meaning assigned to such term in the Purchase Agreement.

          "COBRA" shall mean the Part 6 of Title I of ERISA.

          "Disability" shall mean the participant's absence from the full-time performance of the participant's duties (as they existed immediately prior to such absence) for a period of time longer than one hundred eighty (180) days within a three hundred sixty-five (365)-day rolling calendar, when the participant is disabled as a result of incapacity due to physical or mental illness or serious injury.

          "Employer" shall mean the Company, or any parent, subsidiary, or affiliate of the Company (as defined pursuant to sections 414(b) or 414(c) of the Internal Revenue Code, as amended) or successor thereto, for which a participant performs services or is employed thereby, as applicable to each participant.

          "Good Reason" (a) shall have the meaning ascribed to such term under an eligible executive's employment agreement with the Company, or (b) if there is no such agreement, shall mean the occurrence of any of the following events or conditions which is not done with the participant's written consent and is not cured within thirty (30) days

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after the Company receives written notice from the participant setting forth in reasonable detail the basis for the participant's claim of Good Reason:

               (i) any reduction in the participant's annual base salary from the Base Salary in effect immediately prior to the Closing Date; or

               (ii) any significant diminution in the participant's titles, duties or responsibilities from those he or she held immediately prior to the Closing Date, as modified with the participant's consent.

          "Purchase Agreement" shall mean the Purchase Agreement dated as of August 9, 2002 among Global Crossing Ltd., Global Crossing Holdings Ltd., the Joint Provisional Liquidators, Singapore Technologies Telemedia Pte Ltd and Hutchison Telecommunications Limited, as the same may be amended from time to time.

          "Retirement" shall mean a termination of employment by the participant pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan.

          "Severance Period" shall mean the number of months a participant is entitled to receive severance payments pursuant to Schedule 2 of this Plan.

          "Termination Date" shall mean with respect to any participant the earliest to occur of the date of the participant's death or the date specified in any notice of termination.

          4. Benefits Upon Termination. Subject to the limitations set forth in succeeding paragraphs, a participant whose employment with the Company and all Employers terminates for any reason (excluding any termination for Cause or by reason of the participant's death or Disability, or the participant's resignation other than for Good Reason) shall be entitled to the following benefits:

          (a) Severance. The participant shall receive cash severance payments, payable in a lump sum, in an amount equal to the "applicable earnings" multiplied by the "severance multiplier," each as set forth in Schedule 2 attached hereto.

          (b) Additional Payments. In addition to the severance payment in (a) above, a participant shall receive payments, which shall be made in accordance with the normal payroll practices of the Company, equal to the following;

               (i) any accrued but unpaid Base Salary through the Termination Date, any unpaid bonus attributable to the year prior to the Termination Date under the annual incentive plan which had not been paid as of the Termination Date;

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               (ii)  a pro rata portion, if any, of the annual bonus at the target level that would be payable pursuant to the annual incentive plan in which the participant participates (calculated through the Termination Date);

               (iii) an amount, if any, equal to any accrued paid time off in full satisfaction of the participant's rights thereto.

          (c) Welfare Benefits. The Company and the participant shall continue to make such contributions as were required to be paid by the Company and the participant immediately prior to the Termination Date for, and the participant and the participant's eligible dependents shall continue to receive medical, dental, vision and life insurance coverage on the same basis as in effect prior to the Closing Date or the participant's Termination Date, whichever is deemed to provide for more substantial benefits, for a period equal to the number of months constituting the Severance Period; provided that if continued insurance coverage is not possible or would, in the Company's reasonable judgment, have adverse consequences due to the provisions of the underlying insurance policies or applicable law, then, in lieu of providing any such continued coverage, the Company may pay to the participant, on a basis no less frequent than monthly, an amount of cash equal to the contributions the Company would have been required to make on the participant's behalf had the participant remained an employee of the Employer during the Severance Period. After the Severance Period, the participant and/or his eligible dependents may continue to be covered under the plans of the Employer providing such benefits at the participant's expense at the applicable COBRA rate for the applicable COBRA period; provided, however, in the event that the participant commences comparable benefit coverage with a subsequent employer during the Severance Period, such Employer benefit coverage shall cease. If a participant is not eligible to receive medical, dental, vision or life insurance coverage through his or her Employer immediately preceding the Termination Date, this paragraph shall not be construed as giving the participant any right to receive these benefits.

          (d) Outplacement. The Company shall offer the participant outplacement services at an outplacement provider selected by the Company. The cost of such services shall not exceed 30% of the participant's Base Salary.

          (e)  Withholding. Payments and benefits provided pursuant to this
Section 4 shall be subject to any applicable payroll and other taxes required to be withheld.

          (f) No Mitigation. The participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the participant in any subsequent employment, other than as set forth in Section 4(c).

          (g) Offset for Other Severance. In the event that the participant is eligible for severance under any other plan or agreement of the Company or any

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Employer, then any cash severance amounts payable pursuant to this Plan shall be reduced by the amount of any cash severance payments payable under such other plan or agreement. Additionally, any award or settlement received in any successful claim against the Company shall be offset by severance payments received under this Plan.

          5.   Limitations on Benefits.

          (a) No benefits shall be paid to a participant who voluntarily terminates employment without Good Reason or whose employment terminates because of his or her death or Disability.

          (b) No benefits shall be paid to a participant whose employment is terminated for Cause.

          (c) A participant will not receive benefits under this Plan in the event that the business unit for which the participant provides services is sold, spun-off, merged or otherwise disposed to a third party, if the participant is offered employment by the successor entity in a similar position; provided, however, nothing in this subparagraph shall be deemed to limit the participant's ability to invoke Good Reason with respect to the employment opportunity offered through the successor entity.

          (d) No benefits shall be paid to a participant whose employment terminates by reason of Retirement.

          6. Amendment and Termination. This Plan may be amended or terminated by the Company in its sole discretion; provided, however, that no amendment to or termination of this Plan during the two-year period commencing on the Closing Date shall apply to any then current participant during such period without such participant's prior written consent.

          7. Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit the participant's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, its parent, subsidiaries, affiliates and successors thereto, and for which the participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of the foregoing related entities (although any such severance benefits reduce the severance payable under this Plan). Amounts which are vested benefits or which the participant is otherwise entitled to receive under any plan or program of the Company or any of the foregoing related entities shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.

          8. Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof. Any controversy or claim arising out of or relating to this Plan shall be settled in accordance with the Rules of the American Arbitration

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Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

          9. Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place; provided that this Plan shall be binding upon any such successor or assign regardless of any such express assumption. The term "Company" as used herein shall include such successors and assigns. The terms "successors and assigns" as used herein shall mean a corporation or other entity acquiring all of the stock or all or substantially all the assets and business of the Company whether by operation of law or otherwise.

          10. Severability. The provisions of this Plan shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

          11. Claims for Benefits. All claims for benefits under this Plan must be submitted to the Employee Benefits Committee of the Company within 60 days following termination of employment. In the event a claim for benefits is denied, the Employee Benefits Committee will provide the executive with a written notice stating the specific reason or reasons for denial, including specific provisions of the Plan relied upon. The notice will also explain what is necessary to perfect the claim, if possible, and inform the executive that the denial may be appealed. Such denial may be appealed by written request to the Employee Benefits Committee within a reasonable time. Within 60 days of receiving a request for review of a denied claim, the Employee Benefits Committee shall provide a written decision to the executive.

          12. Plan Administration. The Plan is administered by the Employee Benefits Committee of the Company, which shall have the sole discretion to determine eligibility for benefits and to interpret the Plan and shall possess all powers necessary to administer the Plan. The Employee Benefits Committee may designate in writing one or more of the Employer's executives or one or more other persons to carry out its duties under this Plan. The Employee Benefits Committee is the Named Fiduciary and Plan Administrator as these terms are used in the Employee Retirement Income Security Act of 1974 ("ERISA").

          13.  Miscellaneous Information.


          Plan Sponsor:                 Global Crossing Limited
                                        200 Park Avenue, Suite 300
                                        Florham Park, NJ 07932

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          Sponsor's Employer            98-0189783
          Identification Number:

          Plan Administrator and        Employee Benefits Committee
          Agent for Service of Legal    Global Crossing Limited
          Process:                      200 Park Avenue, Suite 300
                                        Florham Park, NJ 07932
                                        (973) 937-0349

          Plan Number:                  5

          14. Statement of Participant Rights. As a participant in the Plan, you are entitled to certain rights and protections under ERISA. These rights and protections have been summarized in government regulations, which require that we inform you of them in the following statement:

          Receive Information About Your Plan and Benefits
          ------------------------------------------------

          ERISA provides that all Plan participants shall be entitled to:

          Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites, all Plan documents, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

          Obtain, upon written request to the plan administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500), if any. The plan administrator may make a reasonable charge for the copies.

          Receive a summary of the Plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

          Prudent Actions by Plan Fiduciaries
          -----------------------------------

          In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the executive benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

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          Enforce Your Rights
          -------------------

          If your claim for a welfare benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

          Assistance with Your Questions
          ------------------------------

          If you have any questions about this Plan, you should contact the plan administrator. If you have any questions under this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

          This Global Grossing Limited Key Management Protection Plan is hereby executed in Florham Park, New Jersey this [ ] day of December, 2003].

                                        GLOBAL CROSSING LIMITED


                                        By:
                                            ------------------------------------

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                             Global Crossing Limited
                         Key Management Protection Plan
                         Schedule 1: Eligible Executives
                         -------------------------------

Listed below, by participation level, are the executives eligible to participate in the Plan

--------------------------------------------------------------------------------
Participation Level       Executive
--------------------------------------------------------------------------------
Chief Executive Officer   [CEO]
--------------------------------------------------------------------------------
Tier I                    [Substantially all Executive Officers]
--------------------------------------------------------------------------------
Tier II                   [Remaining Executive Officers and certain key
                          employees]
--------------------------------------------------------------------------------

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                             Global Crossing Limited
                         Key Management Protection Plan
                          Schedule 2: Severance Formula
                          -----------------------------

A participant's benefit under Section 4(a) of the Plan shall be determined by determining the participant's "applicable earnings" multiplied by the severance multiplier in accordance with the following.

--------------------------------------------------------------------------------
Participation       Applicable          Severance           Severance Period
Level               Earnings            Multiplier
--------------------------------------------------------------------------------
Chief Executive     Base Salary and     3                   36 months
Officer             Bonus
--------------------------------------------------------------------------------
Tier I              Base Salary and     2                   24 Months
                    Bonus
--------------------------------------------------------------------------------
Tier II             Base Salary and     1                   12 Months
                    Bonus
--------------------------------------------------------------------------------